UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2013

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

7999 Gateway Blvd, Suite 300, Newark, California 94560

(Address of principal executive offices, with zip code)

(510) 744-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Directors

On February 6, 2013, Julian N. Stern and Craig R. Smith, M.D. notified the Board of Directors of Depomed, Inc. (the “Company”) that they will not stand for re-election to the Company’s Board of Directors at the Company’s 2013 Annual Meeting of Shareholders.  Mr. Stern and Dr. Smith will continue to serve as directors until the expiration of their current term, which will end effective upon the election of directors at the Company’s 2013 Annual Meeting of Shareholders.

Neither Mr. Stern’s nor Dr. Smith’s decision to retire from the Board of Directors is the result of (i) any disagreement with the Company or (ii) any matter relating to the Company’s operations, policies or practices.

Appointment of Vicente J. Anido, Jr., Ph.D. as Director of the Company

Effective February 7, 2013, the Board of Directors of the Company appointed Vicente J. Anido, Jr., Ph.D., as a director of the Company, increasing the number of directors that comprise the Board of Directors of the Company to nine.

From 2001 to 2012, Dr. Anido, 60, served as President, Chief Executive Officer and a Director of ISTA Pharmaceuticals, Inc., which was acquired by Bausch + Lomb Incorporated in 2012.  Prior to joining ISTA Pharmaceuticals, Dr. Anido served as a general partner of Windamere Venture Partners.  From 1996 to 1999, Dr. Anido served as President and Chief Executive Officer of CombiChem, Inc., a drug discovery company.  From 1993 to 1996, Dr. Anido served as President of the Americas Region of Allergan, Inc., where he was responsible for Allergan’s commercial operations for North and South America.  Prior to Allergan, Dr. Anido spent 17 years in management positions at Marion Laboratories and Marion Merrell Dow, Inc., including as Vice President, Business Management of Marion’s U.S. Prescription Products Division. In the past five years, Dr. Anido has served as a member of the boards of directors of QLT Inc., Apria Healthcare, Inc. and ISTA Pharmaceuticals.  Dr. Anido received a B.S. and a M.S. from West Virginia University and a Ph.D. from the University of Missouri, Kansas City.

In connection with his appointment to the Board of Directors of the Company, Dr. Anido received an automatic grant of an option to purchase 40,000 shares of the Company’s common stock under the Company’s 2004 Equity Incentive Plan (the “2004 Plan”). The exercise price of the option is $6.77 per share, and the option vests and becomes exercisable in 48 equal monthly installments. Dr. Anido will also receive the cash compensation payable to non-employee directors pursuant to the Company’s non-employee director compensation policy, and, beginning in 2013, annual option grants to purchase 20,000 shares of common stock pursuant to the automatic option grant provisions of the 2004 Plan. The Company has entered into its standard form of indemnification agreement with Dr. Anido.

Board Committee Composition

On February 7, 2013, the Board of Directors of the Company reconstituted the Audit Committee and the Compensation Committee of the Board of Directors of the Company, in each case effective April 1, 2013.

The Audit Committee of the Board of Directors of the Company (the “Audit Committee”) will be comprised of G. Steven Burrill, Karen A. Dawes and Vicente Anido, Jr., Ph.D.  Mr. Burrill will continue to serve as the chair of the Audit Committee and as the Audit Committee’s financial expert as required the applicable rules of the Securities and Exchange Commission (“SEC”).  The Company believes that the composition of the reconstituted Audit Committee will continue to meet the requirements for independence under the applicable requirements of the Nasdaq Global Market and SEC rules and regulations.

The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) will be comprised of Karen A. Dawes, Samuel R. Saks, MD and David B. Zenoff, DBA.  Ms. Dawes will continue to serve as the chair of the Compensation Committee.  The Company believes the composition of the reconstituted Compensation Committee will continue to meet the requirements for independence under applicable requirements of the Nasdaq Global Market and rules and regulations of the SEC and IRS.

Executive Compensation

On February 7, 2013, the Compensation Committee approved 2013 base salaries for the Company’s executive officers, and approved the payment of bonuses for 2012 performance to executive officers pursuant to the Company’s bonus plan. Also on February 7, 2013, the Compensation Committee approved grants to the Company’s executive officers of (i) options to purchase the Company’s common stock (“Options”) pursuant to the Company’s 2004 Equity Incentive Plan (the “Plan”) and (ii) awards of restricted stock units (“Restricted Stock Units”) pursuant to the Plan. The exercise price for each Option is $6.77 per share, which is equal to the closing price of the Company’s common stock on the date of grant. Each Option will vest in equal monthly installments over 48 months from the date of grant. One quarter of each award of Restricted Stock Units will vest on December 1, 2013, December 1, 2014, December 1, 2015 and December 1, 2016.

The bonus payments for 2012 performance, 2013 base salaries, Option grants and Restricted Stock Unit awards are set forth in the table below.

Officer	Bonus Amount ($)	2013 Base Salary ($)	Stock Options (#)	Restricted Stock Units (#)
James A. Schoeneck President and Chief Executive Officer	304,500	595,350	196,000	105,000
August J. Moretti Chief Financial Officer and Senior Vice President	114,465	365,650	53,500	28,500
Matthew M. Gosling Senior Vice President and General Counsel	122,588	382,261	57,000	30,500
Michael Sweeney, M.D. Chief Medical Officer, Vice President, Research and Development	116,472	374,909	53,500	28,500
Thadd M. Vargas Senior Vice President, Business Development	109,103	329,505	53,500	28,500

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: February 11, 2013	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel